Exhibit 10.2

PURCHASE AND SALE AGREEMENT

DATED AS OF FEBRUARY 20, 2012

BY AND AMONG

FORESTAR (USA) REAL ESTATE GROUP INC.,

CL REALTY, L.L.C.

AND

COUSINS REAL ESTATE CORPORATION

(i)

(ii)

Table of Contents

		Page
Section 10.14	Specific Performance	28
Section 10.15	Radon	29
Section 10.16	No Other Representations or Warranties	29

ARTICLE XI DEFINITIONS		29

(iii)

SCHEDULES AND EXHIBITS

Schedule A	Companies

Schedule B	Permitted Liens

Exhibit A-1	Form of Special Warranty Deed (Florida)

Exhibit A-2	Form of Special Warranty Deed (Texas)

Exhibit B	Form of General Assignment and Assumption

Exhibit C	Form of Bill of Sale

Exhibit D	Form of Equity Interest Assignment

Exhibit E	Form of Intellectual Property Assignment

Exhibit F	Form of Operating Agreement Amendment

(iv)

PURCHASE AND SALE AGREEMENT

THIS IS A PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 20th day of February, 2012 by and among FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation (“Purchaser”), CL REALTY, L.L.C., a Delaware limited liability company (“Seller”), and COUSINS REAL ESTATE CORPORATION, a Georgia corporation (“CREC”).

BACKGROUND STATEMENT

WHEREAS, Purchaser and CREC are the sole members of Seller;

WHEREAS, Seller is the owner of certain real property located in Florida and Texas, together with other related assets and rights under permits, contracts and other agreements, that it wishes to sell, assign, transfer or convey to Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller owns equity interests in certain entities, including the entities listed on Schedule A to this Agreement (such listed entities are referred to individually as a “Company” and collectively as the “Companies”);

WHEREAS, the Companies directly or indirectly own real property located in Georgia and Texas, together with other related assets and rights under contracts and other agreements;

WHEREAS, Seller wishes to sell, assign or transfer to Purchaser the equity interests in the Companies in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Purchaser wishes to acquire and accept such real property, other assets and equity interests being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

TRANSACTIONS; PURCHASE PRICE

Section 1.1 Assets. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article VII, Seller shall at the Closing sell, assign, transfer and convey to Purchaser, and Purchaser shall at the Closing acquire, assume and accept from Seller, all of Seller’s right, title and interest in and to all of the real, personal, tangible and intangible properties and assets of Seller, other than the Excluded Assets (collectively, the “Assets”), including the following assets:

(a) Land. The real property held by Seller in fee simple described in Section 1.1(a) of Seller’s Disclosure Letter, together with (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon, (iii) all timber growing, standing or lying thereon, (iv) all water rights associated with such real property and (v) to the extent transferable under applicable Law, all other privileges, appurtenances, easements and other rights appertaining thereto (the “Land”);

(b) Tangible Personal Property. All machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, and other tangible personal property owned by Seller at the Effective Time, including as listed or described in Section 1.1(b) of Seller’s Disclosure Letter (collectively, the “Personal Property”);

(c) Licenses. To the extent transferable under applicable Law, all rights of Seller under the licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, franchises, grants of development rights and consents of Governmental Authorities or other Persons that are in effect at the Effective Time, including (i) as are held or were obtained by Seller in connection with the Land and (ii) those described in Section 1.1(c) of Seller’s Disclosure Letter, but excluding those relating exclusively to the Excluded Assets (collectively, the “Licenses”);

(d) Assumed Contracts. All rights of Seller under the Contracts of Seller, including (i) as relate to all or any portion of the Land or the operations conducted on the Land and (ii) those described in Section 1.1(d) of Seller’s Disclosure Letter, but excluding (x) the contracts relating exclusively to the Excluded Assets and (y) the rights of Seller under any Transaction Document (collectively, the “Assumed Contracts”);

(e) Assumed Condemnations. All interests of Seller in any Condemnation that exists on the date hereof or that arises between the date of this Agreement and the Closing Date, including the Condemnations listed in Section 1.1(e) of Seller’s Disclosure Letter (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all costs incurred by Seller to recover such proceeds), but only to the extent attributable to the Land (collectively, the Condemnations described above, the “Assumed Condemnations”);

(f) Intellectual Property. All interests of Seller in any trademark, trade name and trade dress associated or used in connection with the Land or by any Company or Company Subsidiary with respect to its property and operations, excluding any such trademark, trade name or trade dress that includes or incorporates the name “Cousins” or “Cousins Properties” (collectively, the “Intellectual Property”); and

(g) Books and Records. The Books and Records and the minute books and equity ledgers and registers of the Companies in Seller’s possession.

Section 1.2 Equity Interests. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article VII, Seller shall at the Closing sell, assign and transfer to Purchaser, and Purchaser shall acquire, assume and accept from Seller, all right, title and interest of Seller to the equity interests of the Companies identified in Section 1.2 of Seller’s Disclosure Letter (collectively, the “Equity Interests”).

Section 1.3 Assumed Liabilities. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article VII, Seller shall at the Closing assign to Purchaser, and Purchaser at the Closing shall assume from Seller, the Liabilities of Seller under the Licenses and the Assumed Contracts to the extent such Liabilities accrue or arise, or are related to periods commencing, on or after the Effective Time (collectively, the “Assumed Liabilities”). From and after the Effective Time, Purchaser shall fully and timely pay, perform and discharge the Assumed Liabilities as and when due in accordance with their respective terms.

Section 1.4 Purchase Price. The aggregate purchase price payable by Purchaser to Seller at the Closing in consideration for the Property shall be the sum of Forty One Million Four Hundred Seventy Thousand Eight Hundred Ninety Two Dollars ($41,470,892) payable in immediately available funds to such account or accounts as designated by Seller in writing prior to the Closing (the “Purchase Price”). The Purchase Price shall be allocated in a manner consistent with Section 1.4 of Seller’s Disclosure Letter. Each of the Parties hereby agrees to file its Tax Returns in a manner consistent with Section 1.4 of Seller’s Disclosure Letter and that it shall not thereafter take a position with respect to its Tax Returns, or any of them, inconsistent with such allocation, unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by any Tax Authority.

Section 1.5 Retained Liabilities. Each of Seller and CREC acknowledges and agrees that Purchaser shall not and does not hereby assume or become liable for any Liability of Seller, excepting only the Assumed Liabilities (such unassumed Liabilities each a “Retained Liability” and collectively, the “Retained Liabilities”). Seller shall fully and timely pay, perform and discharge the Retained Liabilities as and when due in accordance with their respective terms.

Section 1.6 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, each of the following assets and properties of Seller (collectively, the “Excluded Assets”) is not included in the Property and is not being sold, assigned, transferred or conveyed to Purchaser pursuant to this Agreement:

(a) the Mineral Rights;

(b) the CL Chatham Interest; and

(c) the Padre Island Property.

Section 1.7 Apportionments. Except as provided in Section 2.3, the following shall be apportioned on a per diem basis between Purchaser and Seller as of the Effective Time: (i) with respect to the Tax period in which the Effective Time occurs, all ad valorem real property Taxes and other assessments in respect of the Land and the real property owned by the Companies and the Company Subsidiaries; and (ii) with respect to the period in which the Effective Time occurs, all payments and receipts in respect of the Assumed Contracts (collectively, “Apportionments”). Not later than sixty (60) days after the Closing Date, Seller and Purchaser shall determine in good faith the Apportionments, and Purchaser shall pay to Seller (or Seller shall pay to Purchaser, as applicable) the aggregate net amount of such Apportionments, except where any applicable Tax rates have not been fixed or the value assessments have not been made and finally determined with respect to all of the Land and the real property held by the Companies and Company Subsidiaries for the applicable Tax periods in which the Effective Time occurs, in which case the Apportionments will be completed by Purchaser and Seller as soon as practicable after resolution of the applicable issues. Any payment to be made pursuant to this Section 1.7 shall be made no later than three Business Days following the determination of the aggregate net amount of the Apportionments. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 1.7. If Seller and Purchaser cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 6.4.

ARTICLE II

CLOSING

Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article VII, at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, Atlanta, Georgia 30309, at 9:00 a.m., local time, on or as of the later of (a) March 15, 2012 and (b) the third (3rd) Business Day following the date on which all of the conditions set forth in Article VII have been satisfied, or waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing) or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before March 30, 2012. Except as specifically provided herein, time is of the essence for this Agreement for all purposes.

Section 2.2 Closing Deliveries.

(a) Closing Deliveries by Seller. Each of Purchaser and CREC shall cause Seller to deliver or cause to be delivered, except where such delivery is the responsibility solely of Purchaser as set forth below, in which case Purchaser shall cause Seller to deliver, the following items at the Closing:

(i) special warranty deeds (or their local equivalent), in each case substantially in the forms of Exhibit A-1 (Florida) and Exhibit A-2 (Texas) attached hereto, and such other Conveyance Instruments, in all cases duly executed and dated as of the Closing Date, as are reasonably necessary (A) to vest in Purchaser title to the Land, and (B) to reserve in Seller title to the Mineral Rights, subject to the covenants and restrictions included in the deed reserving the Mineral Rights to Seller (collectively, the “Deeds”);

(ii) counterparts of the assignment and assumption agreements, duly executed by Seller and dated as of the Closing Date, under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Assumed Contracts, the Licenses, the Assumed Condemnations, and the Books and Records, substantially in the form of Exhibit B attached hereto (the “General Assignment and Assumption”);

(iii) a bill of sale with respect to the Personal Property, duly executed by Seller and dated as of the Closing Date, substantially in the form of Exhibit C attached hereto;

(iv) an affidavit duly executed by Purchaser, as the administrative member of Seller, and dated as of the Closing Date stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;

(v) counterparts of an assignment, duly executed by Seller and dated as of the Closing Date, under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Equity Interests, substantially in the form of Exhibit D attached hereto (the “Equity Interest Assignment”), and to the extent any Equity Interest is certificated, any and all certificates representing such Equity Interest;

(vi) such trademark and other assignments, duly executed by Seller and dated as of the Closing Date, under which Seller assigns all of Seller’s right, title and interest in and to the Intellectual Property, substantially in the form of Exhibit E attached hereto; and

(vii) such other assignments, bills of sale, certificates of title and other instruments of assignment and conveyance reasonably requested by Purchaser, all in form reasonably satisfactory to Purchaser and CREC, as are necessary to convey fully and effectively to Purchaser the Property in accordance with the terms hereof.

(b) Closing Deliveries by Purchaser. Purchaser shall deliver or cause to be delivered to Seller the following items at the Closing:

(i) the Purchase Price;

(ii) a certificate duly executed by a duly authorized officer of Purchaser and dated as of the Closing Date attesting to the matters set forth in Sections 7.3(b) and 7.3(c);

(iii) counterparts of the General Assignment and Assumption, duly executed by Purchaser and dated as of the Closing Date;

(iv) any Conveyance Instruments in respect of the Land to which Purchaser is a party, in each case duly executed by Purchaser and dated as of the Closing Date;

(v) counterparts of the Equity Interest Assignment, duly executed by Purchaser and dated as of the Closing Date;

(vi) counterparts of an amended and restated limited liability company agreement of Seller, duly executed by Purchaser and dated as of the Closing Date, substantially in the form of Exhibit F attached hereto (the “Operating Agreement Amendment”); and

(vii) all such other instruments of assumption reasonably requested by Seller or CREC, in form reasonably satisfactory to Purchaser and CREC, as are necessary for Purchaser to assume the Assumed Liabilities in accordance with the terms hereof.

(c) Closing Deliveries by CREC. CREC shall deliver or cause to be delivered to Purchaser the following items at the Closing:

(i) a certificate duly executed by a duly authorized officer of CREC and dated as of the Closing Date attesting to the matters set forth in Sections 7.2(b) and 7.2(c); and

(ii) counterparts of the Operating Agreement Amendment, duly executed by CREC and dated as of the Closing Date.

(d) Other Closing Deliveries. Each of the Parties shall each execute and deliver such other and further certificates, assurances and documents as may reasonably be requested by any other Party to consummate the transactions contemplated by the Transaction Documents.

Section 2.3 Costs and Expenses.

(a) General. Except as otherwise specifically provided in this Agreement, including Section 2.3(b) below, each Party shall bear its own costs and expenses, including all attorneys’ and other professional fees, in connection with the transactions contemplated by the Transaction Documents and in connection with all obligations required to be performed by it thereunder.

(b) Specific. Notwithstanding the foregoing, to the extent the transactions contemplated by this Agreement are not exempt from sales Taxes, Purchaser shall pay, when due, such Taxes and all interest or penalties, or both, incurred with respect to such Taxes that accrue or are incurred on account of its failure to pay, when due, all such Taxes. Furthermore Purchaser shall pay, when due, all transfer Taxes, fees and costs relating to the transfer of the Land and the real property owned by the Companies and the Company Subsidiaries and all recording and indexing and filing Taxes, fees and costs relating to the recording of the Deeds and other instruments effecting or evidencing transfer of title to the Land and the real property owned by the Companies and the Company Subsidiaries; provided, however, that Purchaser shall only be responsible for such transfer Taxes, fees and costs incurred in connection with the transactions under this Agreement and the TEMCO Agreement in a maximum aggregate amount of Fifty Thousand Dollars ($50,000). Seller shall pay, when due, the amount of such transfer Taxes, fees and costs in excess of Fifty Thousand Dollars ($50,000). The Parties shall cooperate with each other to obtain any available exemption from any such sales and transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as otherwise disclosed in the disclosure letter (“Seller’s Disclosure Letter”) prepared by Purchaser, as the administrative member of Seller, and attached to this Agreement, each of CREC and Purchaser, severally and not jointly, represents and warrants to the other, as of the date hereof and as of the Closing Date, that, to their respective actual knowledge:

Section 3.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated by this Agreement and by the Ancillary Agreements.

Section 3.2 Qualification. Seller is qualified or registered as a foreign limited liability company for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Section 3.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser and CREC, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.4 No Violation. The execution, delivery or performance of this Agreement by Seller will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s certificate of formation or operating agreement; (ii) any Assumed Contract; (iii) any Law applicable to Seller or any of the Property; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or the Property is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Section 3.5 Consents and Approvals; Material Contracts.

(a) Except for those Consents set forth in Section 3.5(a) of Seller’s Disclosure Letter (collectively, the “Required Consents”), there are no Consents with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Seller of the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, other than those which (i) have been obtained, or (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under the Transaction Documents.

(b) Except for the Contracts set forth in Section 3.5(b) of Seller’s Disclosure Letter (collectively, the “Material Contracts”), there are no other Contracts to which the Seller or any Company or Company Subsidiary is a party or by which any of their respective properties or assets are bound that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Seller nor any of the Companies or Company Subsidiaries is in breach of or default under any material provision of any Material Contract. True and complete copies of all of the Material Contracts, and all amendments thereto, have heretofore been made available to Purchaser and CREC.

Section 3.6 Litigation.

(a) Pending Matters. Except as set forth in Section 3.6(a) of Seller’s Disclosure Letter, there are no pending Claims or threatened Claims that (i) either (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, or (B) affect or relate to any of the Property, and (ii) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under the Transaction Documents.

(b) Adverse Judgments. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Property) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by the Transaction Documents.

Section 3.7 The Companies and Company Subsidiaries.

(a) Set forth in Section 3.7(a) of the Seller’s Disclosure Letter is each Subsidiary of any Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”). Except as set forth in Section 3.7(a) of the Seller’s Disclosure Letter, no Company has any Subsidiary or owns any equity interest in any Person other than another Company.

(b) Each Company and Company Subsidiary (i) is either a limited partnership or a limited liability company, as applicable, duly organized and validly existing and in good standing under the Laws of the state of its formation, (ii) has all requisite limited partnership or limited liability company, as applicable, power and authority to own, lease and operate its properties and carry on its business as presently conducted and (iii) is duly qualified and in good standing as a foreign limited partnership or foreign limited liability company, as applicable, in all jurisdictions where the nature or conduct of its business as presently conducted requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Immediately following the Closing, (i) Seller will not (A) own, hold or possess, through lease or otherwise, any real or personal property, whether tangible or intangible, other than the Excluded Assets or (B) be bound by any Contract other than Contracts that are Excluded Assets or relate exclusively to the Excluded Assets and the Transaction Documents, and (ii) Seller will not own, hold or be bound by any Company Securities other than the CL Chatham Interest.

Section 3.8 Capitalization of the Companies. Section 3.8 of the Seller’s Disclosure Letter lists as to each Company and Company Subsidiary: (i) if its equity securities are denominated in shares, units or similar interests (A) its authorized capital and (B) the number of issued and outstanding shares, units or interests, as applicable; (ii) any other securities (including securities and other rights convertible into equity interests or other securities of any class or kind) of the Company or Company Subsidiary (collectively with the membership interests, partnership interests, other equity interests and the other securities and rights described in item (i) above, the “Company Securities“); and (iii) the record and beneficial owners of the issued and outstanding Company Securities and the number and percentage of each such class or other category each owns.

Section 3.9 Equity Interests. Except as set forth in Section 3.9 of the Seller’s Disclosure Letter: (i) Seller owns, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to the Equity Interests; (ii) Seller has the exclusive right to vote the Equity Interests (to the extent any such Equity Interest has voting rights) and to transfer the Equity Interests, in all cases without the consent or approval of any other Person; (iii) Seller and its predecessors in interest acquired the Equity Interests in transactions in full compliance with federal and state securities laws and all other applicable Law; (iv) all the Equity Interests were legally and validly issued, fully-paid and nonassessable, without violation of any preemptive or dissenters’ or similar rights (and no preemptive or other subscriptive rights have ever existed with respect to any Equity Interest) and in full compliance with federal and state securities laws and other applicable Law; (v) each Company and Company Subsidiary has complied with the terms of its Company Securities; (vi) none of Seller or any Company or Company Subsidiary has issued, and is not party to any agreement regarding, any outstanding option, warrant, subscription, put, call or other right, commitment, undertaking or understanding to acquire, dispose of or restrict the transfer of, any of the Company Securities or other securities of any kind or class or rights, obligations or undertakings convertible into Company Securities; and (vii) no Company or Company Subsidiary is subject to any obligation to purchase, redeem or otherwise acquire any of its Company Securities upon the occurrence of a specified event (and assuming that specified time periods have passed and appropriate notices have been given) or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to CREC, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority, to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.

Section 4.2 Qualification. Purchaser is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 4.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller and CREC, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.4 No Violation. The execution, delivery, and performance by Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of the its certificate of incorporation, bylaws or any standing resolution of its board of directors or any other organizational document; (ii) any Contract to which it is a party or by which it or any of its assets may be bound; (iii) any Law applicable to it or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Purchaser or any of its assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 4.5 Consents and Approvals. There are no Consents with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Purchaser of the Transaction Documents to which it is a party, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser or on the ability of Purchaser to perform its obligations under the Transaction Documents to which it is a party, or (iii) may be required to be obtained by Purchaser for it to conduct operations on the Land or real property owned by a Company or a Company Subsidiary.

Section 4.6 Litigation. There are no Claims against Purchaser or, to the actual knowledge of Purchaser, any threatened Claims against Purchaser, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser (or affecting any of its assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.7 Investment Representation. Purchaser acknowledges that the Equity Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Purchaser is purchasing the Equity Interests from Seller solely for investment for its own account and not with a view to, or in connection with, any distribution or sale thereof to any person, and

Purchaser will not sell or otherwise dispose of the Equity Interests, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

Section 4.8 No Brokers. No agent, broker, investment banker or other firm acting on behalf of (and authorized by) Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated by the Transaction Documents.

Section 4.9 Financial Statements. Purchaser, in its capacity as the administrative member of Seller, has delivered to CREC a copy of Seller’s unaudited balance sheet at January 31, 2012 and an unaudited statement of operations for the one month ended January 31, 2012 (the “January Financial Statements”). The January Financial Statements were prepared in accordance with Seller’s past practices and with the books and records of Seller and fairly present in all material respects the financial condition of Seller as of the date indicated therein and the results of operations of Seller for the period covered thereby. Purchaser, in its capacity as the administrative member of Seller, has since January 1, 2011 maintained the books and records of Seller in the ordinary course of business and in a manner sufficient to permit Seller’s preparation of financial statements in accordance with United States generally accepted accounting principles. Except as reflected in the January Financial Statements or in the ordinary course of business of Seller, Seller has not during the period covered by the January Financial Statements made any prepaid expenses in respect of any Land or real property owned by a Company or Company Subsidiary and has not permitted or accepted any deferral of revenue owing to Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CREC

CREC represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization. CREC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority, to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.

Section 5.2 Qualification. CREC is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 5.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by CREC have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of CREC are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CREC and, assuming due authorization, execution and delivery by Purchaser and Seller, is a legal, valid and binding obligation of CREC, enforceable against CREC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.4 No Violation. The execution, delivery, and performance by CREC of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of the its certificate of incorporation, bylaws or any standing resolution of its board of directors or any other organizational document; (ii) any Contract to which it is a party or by which it or any of its assets may be bound; (iii) any Law applicable to it or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which CREC or any of its assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 5.5 Consents and Approvals. There are no Consents with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by CREC of Transaction Documents to which it is a party, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained, or (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of CREC or on the ability of CREC to perform its obligations under the Transaction Documents to which it is a party.

Section 5.6 Litigation. There are no claims against CREC or, to the actual knowledge of CREC, any threatened claims against CREC, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against CREC (or affecting any of its assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.7 No Brokers. No agent, broker, investment banker or other firm acting on behalf of (and authorized by) CREC is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated by the Transaction Documents.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts: (i) to obtain all necessary Consents, including the Required Consents and any other Consents that are required to be obtained under any applicable Law; (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements; (iii) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; (iv) to effect Purchaser’s obligation under this Agreement to assume the Assumed Liabilities; and (v) otherwise to fulfill all conditions to this Agreement.

Section 6.2 Public Announcements. Each Party shall not disclose to the public or any other Person (other than a Party’s legal counsel or other professional advisors) the terms of the transactions contemplated by the Transaction Documents without the prior written consent of Purchaser and CREC, except as may be required by applicable Law (including the requirements of any stock exchange). If a public statement disclosing the terms of the transaction is required to be made under applicable Law, the Party making such determination will notify the other Parties of such determination. In such event, unless otherwise required by applicable Law, (i) any press release or public announcement by a Party (including an Affiliate) regarding the transactions contemplated by the Transaction Documents shall only be made simultaneously with a press release or public announcement by the other Parties (or an Affiliate) on or after the date of this Agreement regarding the transactions contemplated by the Transaction Documents, and (ii) CREC and Purchaser shall consult with each other before issuing, and will provide each other the reasonable opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by the Transaction Documents, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation; provided, however, that any disclosure required to be made under applicable Law, including stock exchange rules, may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Party with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Party.

Section 6.3 Books and Records.

(a) Delivery. At the Closing, Seller shall use commercially reasonable efforts to provide to Purchaser (except for those items that are stored at locations included in the Property) with copies of all Books and Records that are in Seller’s possession or control and are not subject to the attorney-client or other privilege (as reasonably and in good faith determined by Seller).

(b) Access. For a period of three (3) years after the Closing, (i) each of Seller and CREC will provide Purchaser with reasonable access, at Purchaser’s sole cost and expense, to any books and records then in Seller’s or CREC’s possession to the extent such books and records relate to the Property or the Assumed Liabilities. Notwithstanding the foregoing, this Section 6.3(b) shall not obligate any Party to retain any books, records or emails for periods longer than those specified in its published document retention policy, as the same may be amended or modified from time to time.

Section 6.4 Dispute Resolution.

(a) Initial Discussions. In the event that a Party delivers written notice to the other Parties of any dispute, claim, disagreement or controversy arising from or relating to the Transaction Documents, or any of them, or the breach thereof, or the Property (a “Dispute”), which notice is entitled “Notice of Dispute,” Purchaser and CREC shall use good faith efforts for a period of at least thirty (30) days following the date of such notice to settle the Dispute. To this effect, Purchaser and CREC shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to such Parties. If Purchaser and CREC do not reach such a solution within a period of thirty (30) days after commencement of their negotiations, then, upon notice by one to the other, such Dispute shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules (the “AAA Rules”). The place of arbitration shall be Atlanta, Georgia. The arbitration shall be conducted by a single arbitrator selected in accordance with the AAA Rules. The arbitrator shall have at least ten (10) years relevant experience with respect to the subject matter of the Dispute and shall not be an Affiliate of a Party or have provided any services to or received any compensation from any Party or their respective Affiliates during the three- (3) year period preceding his or her appointment. Each of Purchaser and CREC shall bear its own costs and expenses in connection with the arbitration, including its attorneys’ fees, and an equal share of the arbitrator’s and administrative fees of arbitration.

(b) Supporting Documents. Consistent with the expedited nature of arbitration, each Party will, upon the written request of any other Party, promptly provide the others with copies of documents relevant to the issues raised in the arbitration proceedings. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive.

(c) Arbitrator Decisions; Final and Binding. Each of Purchaser and CREC shall submit to the arbitrator and exchange with each other in writing its final and best proposal regarding settlement of the Dispute within ten (10) Business Days after the arbitrator has been selected. The arbitrator shall be limited to selecting only one or the other of the two proposals submitted without modification. The decision of the arbitrator shall be in writing, shall state the reasons therefor and shall be rendered within ten (10) Business Days after submission of such proposals. The arbitrator shall make his or her decision in accordance with: (i) the provisions and commercial purposes of this Agreement, and (ii) what is just and equitable under the circumstances, provided that all substantive questions of law shall be determined under the laws of the State of Delaware (without regard to its conflicts of laws principles). Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable.

(d) Equitable Relief; No Arbitration. Notwithstanding any other provision of this Section 6.4, (i) the Parties shall be entitled to seek injunctive and other equitable relief in any forum of competent jurisdiction to enforce the provisions of this Agreement without first seeking or obtaining any decision of the arbitrator with respect to the subject matter hereof, even if a similar or related matter has already been referred to arbitration in accordance with the terms of this Section 6.4.

Section 6.5 Required Consents; Releases.

(a) Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, Consents and orders of Governmental Authorities and other Persons necessary to consummate the transactions contemplated by this Agreement, including the Required Consents. In addition to the foregoing, Purchaser agrees to provide such information as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder or in connection herewith. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any Governmental Authority or Person in order to obtain the consent or approval of such Person or to transfer any Assumed Contract or License in violation of its terms.

(b) Prior to the Closing, Purchaser shall use its commercially reasonable efforts to obtain from each counterparty to the Assumed Contracts a written release, in form and substance reasonably satisfactory to CREC, in favor of Seller and, if it is a party to or a guarantor of the Assumed Contract, CREC.

Section 6.6 Tax Returns. Purchaser shall cause each of the Companies (other than LM Land Holdings, LP) to (i) prepare and timely file, or cause to be prepared and timely filed, a federal information Tax Return and any required similar state Tax Returns for such Company for its taxable year ending on the Closing Date, and (ii) deliver timely the Schedules K-1 for such Tax Returns to its partners or members. Seller and CREC agree to cooperate in a timely manner with all reasonable requests of Purchaser for assistance in the preparation of such returns and schedules.

Section 6.7 No Compensation. Except as expressly provided in this Agreement, and notwithstanding any other agreement to the contrary, no Party or any Affiliate thereof shall be entitled to receive any compensation, such as a brokerage commission or a finder’s fee, from any other Party in connection with or with respect to the transactions contemplated by this Agreement.

Section 6.8 No Dissolution. The Parties acknowledge and agree that: (i) the consummation of the transactions contemplated by the Transaction Documents shall neither constitute the sale of all or substantially all of the assets of Seller nor result in the dissolution of Seller; and (ii) Seller shall continue in existence following the Closing and shall operate the Excluded Assets in the ordinary course of business in accordance with the terms of the Operating Agreement Amendment.

Section 6.9 Action on Behalf of Seller. Purchaser and CREC acknowledge and agree that (i) they are the sole members of Seller, (ii) Seller is a member-managed limited liability company, and (iii) Purchaser is the development manager and the administrative member of Seller. Notwithstanding the terms of Seller’s operating agreement to the contrary, at all times prior to the Effective Time, (x) each of CREC and Purchaser, including in its capacities as the development manager and the administrative member of Seller, shall operate Seller, each of the Companies and Company Subsidiaries and their respective businesses in the ordinary course of business consistent with past practices, and (y) Purchaser shall not cause Seller to provide to any Person any form of or to execute or enter into any Transaction Document or consent, release or other document, including consents and releases described in Section 6.5, to be delivered in connection with the transactions contemplated by this Agreement without, in each such case, CREC’s review and prior written approval of or consent to the content of such Transaction Document or consent, release or other document. Purchaser shall afford CREC a reasonable amount of time within which to conduct CREC’s review of each such Transaction Document, consent, release or other document.

Section 6.10 Certain Resignations. Effective upon the Closing (and only if the Closing occurs), (a) CREC shall cause any of its designees that is serving as an officer or a manager of any of the Companies or Company Subsidiaries to resign from his or her position as an officer or a manager of such Company or Company Subsidiary and shall deliver to Purchaser at the Closing signed resignations of such designees, (b) CREC and Purchaser shall cause any of its designees that is serving as an officer of Seller to resign from his or her position as an officer of Seller and shall deliver to Purchaser and CREC, respectively, at the Closing signed resignations of such designees, and (c) Purchaser shall resign as Seller’s Development Manager (as that term is defined in Seller’s operating agreement).

Section 6.11 Certain Litigation. Seller is the defendant in the lawsuit identified in item 1 of Section 3.6(a) of Seller’s Disclosure Letter (the “River Plantation Litigation”). The Parties agree that any Liability relating to the River Plantation Litigation shall be a Retained Liability; provided, however, that Purchaser shall promptly reimburse Seller for all out-of-pocket costs and expenses, including attorneys’ fees, incurred by Seller from and after the Effective Time in excess of Two Hundred Thousand Dollars ($200,000) in defending or settling the River Plantation Litigation.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by the Transaction Documents shall be subject to the satisfaction, or waiver in writing by Purchaser and CREC, on or before the Closing Date, of the following conditions:

(a) Required Consents. The Parties shall have obtained the Required Consents, in form and substance reasonably satisfactory to each of them and dated on or prior to the Closing Date, and no such Required Consent shall be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect;

(b) No Injunction. There shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by the Transaction Documents or imposes conditions on such consummation not otherwise provided for herein;

(c) No Investigation. No Party shall have been advised by any Governmental Authority (which advisory has not been officially withdrawn on or prior to the Closing Date) that such Governmental Authority is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents;

(d) TEMCO Transaction. Simultaneously with the Closing, the parties to that certain Purchase and Sale Agreement of even date herewith (the “TEMCO Agreement”) by and among Forestar Realty Inc., TEMCO Associates, LLC and CREC shall have tendered all closing deliverables and acknowledged that all conditions to consummation of the transactions contemplated by the TEMCO Agreement have been satisfied (or appropriately waived); and

(e) Termination of Contracts. The Parties shall have terminated or caused to be terminated any and all Contracts of the Seller, whether with the Parties, their respective Affiliates or third parties, or any of them, including the Development Manager Terms and Conditions (as attached to the operating agreement of Seller), other than (i) the Transaction Documents, (ii) the operating agreement of Seller, (iii) the Assumed Contracts, and (iv) any Contract that is an Excluded Asset.

Section 7.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by the Transaction Documents shall be subject to the satisfaction, or waiver in writing by Purchaser, on or before the Closing Date, of the following conditions:

(a) Consents. CREC shall have obtained and delivered to Purchaser all Consents that are necessary for the consummation by CREC of the transactions contemplated by the Transaction Documents to which it is a party, in form and substance reasonably satisfactory to Purchaser and dated on or prior to the Closing Date, and no such Consent shall be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect;

(b) Representations and Warranties. Each of the representations and warranties of CREC contained in this Agreement shall be true and correct, without regard to “materiality” or “Material Adverse Effect” or similar qualifications in any such representation and warranty, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect;

(c) Agreements and Covenants. CREC shall have performed or complied with, and shall have caused Seller to perform and comply with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller or CREC, as the case may be, on or prior to the Closing;

(d) Seller Deliveries. Except for those deliveries that are the responsibility solely of Purchaser as set forth therein, Seller shall have tendered for delivery or caused to be tendered for delivery to Purchaser the items set forth in Section 2.2(a);

(e) CREC Deliveries. CREC shall have tendered for delivery or cause to be tendered for delivery to Purchaser the items set forth in Section 2.2(c); and

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

Section 7.3 Conditions to Obligations of Seller and CREC to Close. The obligation of each of Seller and CREC to consummate the transactions contemplated by the Transaction Documents shall be subject to the satisfaction, or waiver in writing by CREC, on or before the Closing Date, of the following conditions:

(a) Consents. Purchaser shall have obtained and delivered to CREC all Consents that are necessary for the consummation by Purchaser of the transactions contemplated by the Transaction Documents to which it is a party, in form and substance reasonably satisfactory to CREC and dated on or prior to the Closing Date, and no such Consent shall be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect;

(b) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct, without regard to “materiality” or similar qualifications in each such representation and warranty, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under or consummate the transactions contemplated by this Agreement;

(c) Agreements and Covenants. Purchaser shall have performed or complied with, and shall have caused Seller to perform and comply with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser or Seller, as the case may be, on or prior to the Closing; and

(d) Purchaser Deliveries. Purchaser shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 2.2(b).

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. All representations and warranties made by Purchaser in Article III and in Article IV and by CREC in Article III and Article V of this Agreement shall survive the Closing for a period of three (3) years. All agreements and covenants made by the Parties in this Agreement shall survive the Closing for the applicable statute of limitation. Notwithstanding the foregoing, except as set forth in Section 9.2, no representation, warranty, covenant or agreement shall survive any termination of this Agreement.

Section 8.2 CREC’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, CREC shall (i) indemnify, defend and hold harmless Seller and each of Purchaser and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any Loss asserted against or incurred by Seller or any Purchaser Indemnitee as a result of or arising out of any breach of any agreement or covenant of CREC in this Agreement, and (ii) with the cooperation of Purchaser, cause Seller to indemnify the Purchaser Indemnitees from and against any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of any failure of Seller to discharge, when due, any of the Retained Liabilities.

Section 8.3 Purchaser’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Purchaser shall indemnify, defend and hold harmless Seller and each of CREC and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “CREC Indemnitees”) from and against any Loss asserted against or incurred by Seller or any CREC Indemnitee as a result of or arising out of any of: (i) any breach of any agreement or covenant of Purchaser in this Agreement; (ii) any failure of Purchaser to discharge, when due, any of the Assumed Liabilities; or (iii) any Liability resulting from or arising out of Purchaser’s ownership or operation of the Assets from and after the Effective Time.

Section 8.4 Indemnification for Breaches of Representations and Warranties. If the Closing occurs, then in addition to the indemnification obligations in Sections 8.2 and 8.3: (i) CREC shall indemnify, defend and hold Seller and the Purchaser Indemnitees harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by CREC in Article III or Article V of this Agreement; and (ii) Purchaser shall indemnify, defend and hold Seller and the CREC Indemnitees harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by Purchaser in Article III or Article IV of this Agreement. For the purposes solely of determining whether a breach of any representation or warranty exists and the amount of Loss associated with such breach, all qualifications based on materiality, such as “in all material respects”, “Material Adverse Effect”, and similar qualifiers, shall be disregarded, except with respect to the representation and warranty in Section 4.9.

Section 8.5 Procedures for Claims and Satisfaction. All claims for indemnification under this Article VIII shall be resolved in accordance with the following procedures:

(a) Notice of Claim. Any Party seeking to assert an indemnification claim under this Article VIII shall deliver a notice to the Party against which the claim is made. Any Party providing such notice will use reasonable efforts to include, with as much specificity as is reasonably practicable, the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; provided, however, that the failure to include any such information shall not constitute grounds for refusing to provide indemnification as provided under this Article VIII.

(b) Defense of Third Party Claims.

(i) Generally. If a claim or demand for indemnification is based upon an asserted Liability to a Person not a Party, a successor or assign of a Party nor a Purchaser Indemnitee or a Seller Indemnitee (a “Third Party Claim”), then (and without limiting the obligations under Section 8.6(a)), the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will defend such Third Party Claims at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld, conditioned or delayed) and paid by the Indemnifying Party and will give written notice (the “Notice of Defense”) to the Indemnified Party within thirty (30) days after the date such notice of a Third Party Claim is deemed received that acknowledges that it is defending the claim and that identifies the lawyer retained for the defense. The Indemnifying Party may not settle any such Third Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).

(ii) Control of Defense. Notwithstanding anything to the contrary in this Section 8.6: (A) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own cost and expense, and (B) the Indemnified Party will be entitled to assume control of the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party (excluding the fees and expenses of the Indemnified Party’s lawyers before the date of such assumption of the defense), if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived; (2) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action; or (3) criminal penalties could be imposed on the Indemnified Party in connection with such claim or action.

(c) Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage or from any other Person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefore, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article VIII shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other Person alleged to have responsibility, but collection of any such amounts or exhaustion of all available remedies will not be a condition to pursuing or collecting on any indemnifiable claim under this Article VIII. If an Indemnified Party (or an Affiliate) receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.

(d) Notice of Fixed Loss. When a Loss as to which a notice has been timely given in accordance with Section 8.6(a) is paid or is otherwise fixed or determined, then the Indemnified Party will give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss (which notice will be in addition to the notice required under Section 8.6(a), but the notices under this Section 8.6(d) and under Section 8.6(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party is permitted to dispute such claim, it will, within thirty (30) days after receipt of notice of the claim of Loss against it pursuant to this Section 8.6(d), give counternotice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counternotice is given within such thirty (30) day period or if the Indemnifying Party acknowledges its obligation to indemnify, then such Loss will be satisfied within three Business Days as provided in Section 8.6(e). If the Indemnifying Party timely gives counternotice of a dispute, the Indemnified Party and the Indemnifying Party shall endeavor to resolve such dispute in accordance with Section 6.4.

(e) Satisfaction of Indemnification Obligation. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding provisions of this

Section 8.6, any indemnified Loss will be satisfied by the Indemnifying Party paying the amount of such Loss to the Indemnified Party plus interest on the amount of such Loss incurred by the Indemnified Party from the date the Indemnified Party actually paid such Loss (but without duplication of any interest payable with respect to any judgment underlying a Loss resulting from a Third Party Claim) at the Prime Rate. Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct in writing; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by check.

(f) Exigent Circumstances. Notwithstanding any provision set forth in this Agreement, this Section 8.6 shall not be construed to reduce or lessen the obligation of the Indemnifying Party under this Article VIII if the Indemnified Party shall take action with respect to an indemnification claim if the Indemnified Party believes in good faith that such action is reasonably required to avoid personal injury, minimize or reduce the amount of the Loss incurred in respect thereof, or avoid a default, forfeiture or penalty imposed by Law. The Indemnified Party shall use commercially reasonable efforts to notify the Indemnifying Party in advance of any such action, and as soon thereafter as practicable.

Section 8.6 Certain Rules.

(a) Adjustment to Purchase Price. Any payment made pursuant to the indemnification provisions of this Article VIII shall be deemed to be an adjustment to the Purchase Price and the Parties shall treat it as such for all purposes.

(b) Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) subject to Section 8.5(b), related attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any Claim or threatened Claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such Claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” shall not include a direct claim by a Party for punitive or exemplary damages but shall include any such damages awarded to the claimant in a Third Party Claim underlying a claim for indemnification under this Article VIII. For purposes of this Article VIII, each of Purchaser and CREC shall be deemed to suffer any Loss suffered by Seller in an amount equal to the product of the amount of the Loss suffered by Seller by such Party’s Percentage Interest (as that term is defined in the Operating Agreement Amendment). Solely for the avoidance of any duplication in payment, the Parties acknowledge and agree that an Indemnifying Party shall not be required to make a separate indemnification payment to a member of Seller for a Loss if the Indemnifying Party is already indemnifying Seller for the same Loss.

Section 8.7 Exclusive Remedy. Each of the Parties agrees that, except as contemplated by Section 10.14, if the Closing occurs, the indemnification provided in this Article VIII is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article VIII.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by the Transaction Documents may be abandoned at any time prior to the Closing:

(a) by mutual written consent of CREC and Purchaser;

(b) by either CREC or Purchaser, by written notice to the other, if: (i) the parties to the TEMCO Agreement have terminated the TEMCO Agreement; or (ii) the Closing has not occurred on or prior to April 30, 2012 (the “Termination Date”); provided, however, that the right to terminate the Agreement pursuant to this Section 9.1(b) shall not be available to CREC or Purchaser if it fails to perform any of its obligations under this Agreement or the TEMCO Agreement, which breach shall have been a material cause of, or resulted in, the failure of the Closing to have occurred by such time;

(c) by CREC, with written notice to Purchaser, upon a breach or violation of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 7.1 or Section 7.3, and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Purchaser shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by CREC to Purchaser of such violation or breach, provided that CREC shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 7.1 or Section 7.2 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied; and

(d) by Purchaser, with written notice to CREC, upon a breach or violation of any representation, warranty, covenant or agreement on the part of CREC set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 7.2 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or CREC shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by Purchaser to CREC of such violation or breach; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 7.1 or Section 7.3 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied.

Section 9.2 Effect of Termination. Subject to the following provisions of this Section 9.2, upon any termination of this Agreement as provided in Section 9.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.3, Section 6.2, this Section 9.2 and Article X; provided, however, that Seller shall not have any liability for the costs incurred by either Purchaser or CREC in pursuing the transactions contemplated by this Agreement. Nothing in this Section 9.2 shall be construed or interpreted to preclude any Party, in the event any other Party breaches or violates any representation, warranty, covenant or agreement set forth in this Agreement, from electing to pursue specific performance of this Agreement in accordance with Section 10.14 in lieu of termination.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by facsimile transmission or sent by overnight courier service (with all fees prepaid) as follows:

If to Purchaser, to:

Forestar (USA) Real Estate Group Inc.

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746-5149

Attention: General Counsel

Facsimile: 512.433.5203

with a copy to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street

Atlanta, Georgia 30309

Attention: Daniel R. McKeithen, Esq.

        Thomas C. Herman, Esq.

Facsimile: 404.853.8806

If to Seller or CREC:

Cousins Real Estate Corporation

191 Peachtree Street NE, Suite 500

Atlanta, Georgia 30303

Attn: Corporate Secretary

Facsimile: (404) 407-1311

with a copy to:

Troutman Sanders LLP

Bank of America Plaza

600 Peachtree Street NE, Suite 5200

Atlanta, Georgia 30308

Attention: John E. Buehner, Esq.

Facsimile: (404) 962-6517

Any such notice, request, demand or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the first Business Day after the date sent as evidenced by the date of the bill of lading, or if sent by facsimile transmission, on the date transmitted. Any Party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 10.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 10.1.

Section 10.2 Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a non-Business Day, the compliance with such obligation or delivery shall be deemed acceptable on the next Business Day.

Section 10.3 Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.

Section 10.4 Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable (i) by Purchaser without the prior written consent of Seller and CREC, and (ii) by Seller or CREC without the prior written consent of Purchaser. Notwithstanding the foregoing, upon Purchaser’s direction given no less than five (5) Business Days prior to Closing, Seller shall at the Closing convey and transfer, or assign, as the case may be, designated Assets or Equity Interests to one or more Affiliates of Purchaser. Any attempt to assign this Agreement without the prior written consent required by this Section 10.4 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, each of which is incorporated herein by this reference), Seller’s Disclosure Letter and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, including that certain Letter of Intent dated February 6, 2012 among Purchaser, Forestar Realty Inc. and CREC, whether written or oral, between the Parties with respect to the subject matter hereof.

Section 10.6 Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any Party of a breach of or a default under any provision of this Agreement, nor the failure by any Party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 10.7 No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties, the Purchaser Indemnitees and the Seller Indemnitees (with respect to Article VIII), any right, remedy or other benefit under or by reason of this Agreement.

Section 10.8 Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION

AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 10.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.

Section 10.11 Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refers to such item of or attached to this Agreement.

Section 10.12 Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision. The term “actual knowledge” of Purchaser or CREC shall mean the actual knowledge of each of William Bassett, Lollie Niemeyer and Jay Harris, in the case of CREC, and each of Michael Quinley, Tom Burleson and Chuck Jehl, in the case of Forestar.

Section 10.13 Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its attorneys’ fees and disbursements). For purposes of the foregoing, (i) “prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney’s fees and disbursements) from any other Party.

Section 10.14 Specific Performance. The Parties acknowledge that money damages would not be a sufficient remedy for any breach by Seller of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of Purchaser under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If Seller fails to consummate the transactions contemplated in this Agreement, Purchaser may undertake an action, suit or proceeding for the specific enforcement of this Agreement unless Purchaser’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of Seller to consummate the transactions contemplated by this Agreement.

Section 10.15 Radon. Radon is a naturally occurring radioactive gas which, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon which exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

Section 10.16 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PURCHASER OR CREC NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS OR OTHER REPRESENTATIVES OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, ON BEHALF OF PURCHASER, CREC OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS OR OTHER REPRESENTATIVES OR ANY OTHER PERSON.

ARTICLE XI

DEFINITIONS

The terms set forth below when used in this Agreement shall have the following meanings:

“Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.

“Agreement” has the meaning specified in the Preamble.

“Ancillary Agreements” has the meaning specified in Section 3.1.

“Apportionments” has the meaning specified in Section 1.7.

“Assumed Condemnations” has the meaning specified in Section 1.1(e).

“Assumed Contracts” has the meaning specified in Section 1.1(d).

“Assumed Liabilities” has the meaning specified in Section 1.3.

“Books and Records” means all maps (including backup data), plans, surveys, drawings, specifications, engineering reports and other technical descriptions, deeds and other property records, assignable warranties and guaranties (express of implied) issued to Seller, in each case, related to the Land, the real property owned by any Company or Company Subsidiary, the Personal Property and personal property owned by any Company or Company Subsidiary.

“Business Day” means any day other than a Saturday, Sunday or state or federal holiday for which financial institutions or post offices are generally closed in the State of Texas for observance thereof.

“CL Chatham” means CL Chatham, LLC, a Georgia limited liability company.

“CL Chatham Interest” means the twenty-five percent (25%) limited liability company membership interest owned by Seller in CL Chatham.

“Claims” means all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Subsidiary” has the meaning specified in Section 3.7(a).

“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Land.

“Consents” means all consents, approvals, authorizations, registration requirements or other orders of, actions by, filings with, or notifications to any Governmental Authority or other Person.

“Contract” means any written or oral agreement, lease, license, evidence of debt, mortgage, deed of trust, guaranty, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

“Conveyance Instruments” means such deeds and/or other instruments necessary or appropriate under applicable Laws to convey to Purchaser fee simple title to the Land, with covenants of limited or special warranty as to title.

“CREC Indemnitees” has the meaning specified in Section 8.3.

“Deeds” has the meaning specified in Section 2.2(a)(ii).

“Dispute” has the meaning specified in Section 6.4(a).

“Effective Time” has the meaning specified in Section 2.1.

“General Assignment and Assumption” has the meaning specified in Section 2.2(a)(ii).

“Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indemnified Party” means a Person claiming a right to be indemnified pursuant to Article VIII.

“Indemnifying Party” means a Party from whom an Indemnified Person is claiming indemnification pursuant to Article VIII.

“Land” has the meaning specified in Section 1.1(a).

“Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.

“Liabilities” means, collectively, liabilities, obligations, commitments and debts, and guarantees of debt, whether due or to become due, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, contingent, executory or otherwise, howsoever or whenever arising.

“Licenses” has the meaning specified in Section 1.1(c).

“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Property, or any other interest in the Property, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.

“Loss” has the meaning specified in Section 8.6(b).

“Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Property or the financial condition or results of operation of the Companies taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the residential construction industry, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, and (iii) the effects resulting from actions taken pursuant to this Agreement or any Ancillary Agreement or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.

“Mineral Rights” means, collectively, all of Seller’s right, title and interest in and to minerals, oil and gas (including, but not limited to sulfur, coal, lignite and uranium) in, under and that may be produced from the real property described in Section 1.1(a) of Seller’s Disclosure Letter as “Summer Creek Ranch,” and all of Seller’s right, title and interest in and to surface rights, executive rights, royalties, bonuses and delay rentals due and payable to Seller and attributable to the real property described in Section 1.1(a) of Seller’s Disclosure Letter as “Summer Creek Ranch,” under any applicable oil, gas and mineral leases covering said real property, including all such rights under that certain Oil and/or Gas Lease, dated January 21, 2008, and all renewals, amendments, modifications, consolidations, replacements and extensions thereof, and that certain Paid Up Oil and Gas Lease, dated July 1, 2005, and all renewals, amendments, modifications, consolidations, replacements and extensions thereof, subject in all cases to the covenants and restrictions set forth in the Deed reserving the Mineral Rights to Seller.

“Notice of Defense” has the meaning specified in Section 8.6(b)(ii).

“Padre Island Property” means that certain parcel of real property owned by Seller in fee simple consisting of approximately 13.16 acres located in Nueces County, Texas.

“Parties” means Seller, CREC and Purchaser, collectively. “Party” means Seller, CREC or Purchaser, individually.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are (A) not delinquent or (B) being contested by Seller in good faith and by appropriate proceedings, (ii) Liens imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, and (iii) Liens identified on Schedule B.

“Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Personal Property” has the meaning specified in Section 1.1(b).

“Prime Rate” means the prime rate of interest as published from time to time in the “Money Rates” table of The Wall Street Journal.

“Property” means the Assets and the Equity Interests, collectively.

“Purchase Price” has the meaning specified in Section 1.4.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Indemnitees” has the meaning specified in Section 8.2.

“River Plantation Litigation” has the meaning specified in Section 6.11.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller’s Disclosure Letter” has the meaning specified in the preamble to Article III.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Tax.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“TEMCO Agreement” has the meaning specified in Section 7.1(d).

“Termination Date” has the meaning specified in Section 9.1(b).

“Third Party Claim” has the meaning specified in Section 8.6(b)(i).

“Transaction Documents” means this Agreement and any exhibits or schedules thereto or other documents referred to therein, and the Ancillary Agreements.

“Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

[Signatures begin on the following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by a duly authorized Person, all as of the date first written above.

FORESTAR (USA) REAL ESTATE GROUP INC.

By:	/s/ Michael Quinley
Name:	Michael Quinley
Title:	EVP

CL REALTY, L.L.C.

By: Forestar (USA) Real Estate Group Inc.

By:	/s/ Michael Quinley
Name:	Michael Quinley
Title:	EVP

and

By: Cousins Real Estate Corporation

By:	/s/ William I. Bassett
Name:	William I. Bassett
Title:	Senior Vice President

COUSINS REAL ESTATE CORPORATION

By:	/s/ William I. Bassett
Name:	William I. Bassett
Title:	Senior Vice President

SCHEDULE A

TO

PURCHASE AND SALE AGREEMENT

Companies

CL Waterford, LLC

CL Westpark, LLC

CL Texas I GP, LLC

CL Ashton Woods, LP

McKinney Village Park North, LP

McKinney Village Park, LP

Summer Creek Development, Ltd.

HM Stonewall Estates, Ltd.

LM Land Holdings, LP

Schedule A-1

SCHEDULE B

TO

PURCHASE AND SALE AGREEMENT

Permitted Liens

Restrictions on transfer imposed by the terms of any Company’s limited liability company, limited partnership or other governing agreement and by applicable securities laws.

Schedule B-1